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                                                                     EXHIBIT 2.3

                                ESCROW AGREEMENT
                                ----------------

     This Escrow Agreement (the "Agreement") is entered into as of May 23, 1997
                                 ---------
by and among (i) Aseco Corporation, a Delaware corporation (the "Purchaser"),
                                                                 ---------
and (ii) David Carr and Philip Stephen Walsh, agents for the Individual Sellers under the Purchase Agreement referred to below (the "Individual Seller
                                                     -----------------
Representatives").
---------------

                                    Recitals
                                    --------

     WHEREAS, the Purchaser and the Sellers have entered into a Share Purchase
Agreement dated as of May   , 1997 (as amended from time to time, the "Purchase
                                                                       --------
Agreement"), pursuant to which the Purchaser has agreed to buy, and the Sellers
---------
have agreed to sell, the entire issued share capital of Western Equipment Developments (Holdings) Limited, a corporation organized under the laws of England.

     WHEREAS, pursuant to Section 1.02 of the Purchase Agreement, a portion of the Purchase Price (the "Escrow Amount") is to be deposited in escrow, subject
                         -------------
to the terms and conditions of this Agreement, to fund the payment of the Total Purchase Price Adjustment Amount and to secure the indemnification obligations of the Sellers under the Purchase Agreement.

     WHEREAS, The Purchaser and the Sellers have agreed that such escrow shall be in the form of a joint bank deposit account in the names of the Sellers' solicitors, Burges Salmon, of Narrow Quay, Bristol BS1 4AH England ("Sellers'
                                                                     --------
Solicitor") and the Purchaser's solicitor, Cameron McKenna of Sceptre Court, 40
---------
Tower Hill, London EC3N 4BB ("Purchaser's Solicitor").
                              ---------------------

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     Section 1.  Definitions. Capitalized terms used herein and not defined
     ---------   -----------
shall have the meanings given to them in the Purchase Agreement.

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     Section 2.  Establishment of Joint Bank Account.  As promptly as possible
     ---------   -----------------------------------
after the Closing Date, the Individual Seller Representatives and the Purchaser shall cause to be established an interest-bearing deposit account at National Westminster Bank Plc in Bristol, England (the "Bank"), such account (the
                                               ----
"Account") to be in the joint names of Sellers' Solicitor and Purchaser's
--------
Solicitor. Sellers' Solicitor and Purchaser's Solicitor shall issue a joint instruction letter to the Bank in respect of the Account in the form attached hereto as Exhibit A, stipulating, among other things, that no withdrawal be made
          ---------
from the Account unless authorized in writing, in each instance, by both Sellers' Solicitor and Purchaser's Solicitor. Pending the establishment of the Account, the Escrow Funds shall be held by Purchaser's Solicitor, subject to an undertaking in the form of Exhibit B hereto. The Escrow Amount plus any
                           ---------
additional deposits to the Account made by the Purchaser in accordance with
Section 5.08 of the Purchase Agreement plus any earnings realized on funds in the Account are collectively referred to herein as the "Escrow Funds". The
                                                        ------------
Escrow Funds shall be held in British Pounds Sterling.

     Section 3.  Disbursement of Escrow Funds.
     ---------   ----------------------------

     The Purchaser and the Individual Seller Representatives shall each procure that their respective solicitors will give instructions to the Bank to disburse the Escrow Funds in accordance with the following provisions:

          (a) The Total Purchase Price Adjustment Amount (as defined in Section 1.02(c)(iii) of the Purchase Agreement) together with any interest that shall have accrued on such sum shall be disbursed from the Escrow Funds to the Purchaser within the time period prescribed in Section 1.02(c)(iii) of the Purchase Agreement.

          (b) Within five (5) days after the resolution of any claim under the provisions of the Tax Deed or any claim for indemnification by an Indemnified Party under Article V of the Purchase Agreement, the amount of such claim determined to be due the Purchaser or other Indemnified Party, as the case may be, together with any interest that shall have accrued on such sum shall be paid from the Escrow Funds to the Purchaser or such other Indemnified Party, as the case may be.

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          (c) On the later of (i) the date the Total Purchase Price Adjustment
     Amount is mutually agreed upon by the Purchaser, the Individual Seller Representatives and the Institutional Sellers and paid to the Purchaser and
     (ii) June 30, 1998, all Escrow Funds in the Account not then subject to a claim under the provisions of the Tax Deed or a claim for indemnification by an Indemnified Party under Article V the Purchase Agreement shall be disbursed to the Individual Seller Representatives for distribution to the Principal Sellers together with any interest that shall have accrued on such sum.

     Section 4.  Tax Attribution.  For tax purposes, the Purchaser shall be
     ---------   ---------------
deemed the owner of income earned on the Escrow Funds only when and to the extent such income is actually paid to the Purchaser.

     Section 5.  Arbitration of Disputes.  Any disputes relating to or arising
     ---------   -----------------------
under this Agreement shall be resolved in accordance with the arbitration provisions set forth in the Purchase Agreement.

     Section 6.  Binding Effect.  This Agreement will be binding upon and inure
     ---------   --------------
to the benefit of the parties hereto and their permitted assigns.

     Section 7.  Amendment and Termination.  This Agreement may be amended,
     ---------   -------------------------
modified or canceled by mutual agreement of the Purchaser and both of the Individual Seller Representatives. Unless earlier terminated in accordance with the preceding sentence, this Agreement will terminate on the date on which no amounts remain in the Account.

     Section 8.  Governing Law.  This Agreement will be governed by and
     ---------   -------------
construed in accordance with the law of England.

     Section 9.  Counterparts.  This Agreement may be executed in one or more
     ---------   ------------
counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement.


     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument as of the day and year first above written.

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                                    PURCHASER:
                                    ---------

                                    ASECO CORPORATION

                                    By: /s/ Carl S. Archer, Jr.
                                       ___________________________
                                                           (title)


                                    INDIVIDUAL SELLER REPRESENTATIVES:
                                    __________________________________

                                    /s/ David Carr
                                    ______________________________
                                    David Carr

                                    /s/ Philip Walsh
                                    ______________________________
                                    Philip Stephen Walsh





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